UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event Reported): May 8, 2020
COLONY BANKCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-12436	58-1492391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
115 South Grant Street, Fitzgerald, Georgia 31750
(Address of Principal Executive Offices) (Zip Code)
(229) 426-6000
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.00 per share	CBAN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 8.01 Other Events.

The Securities and Exchange Commission (the “SEC”) issued an Order under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies, dated March 25, 2020 (Release No. 34-88465) (the “Order”), which provides conditional relief to public companies that are unable to timely comply with their filing obligations as a result of the novel coronavirus (“COVID-19”) pandemic.  Colony Bankcorp, Inc. (the “Company” or “Colony”) will be relying on the Order to delay the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Quarterly Report”) due to circumstances related to the COVID-19 outbreak.   The Company expects to file the Quarterly Report as soon as it is completed, but no later than June 25, 2020, which is 45 days from the Quarterly Report’s original filing deadline of May 11, 2020.

COVID-19 and related cautionary measures have disrupted routine interactions among the Company’s accounting personnel, other staff and third parties involved in preparation of the Quarterly Report and the completion of the Company’s quarterly review. These disruptions include but are not limited to the reduction of the Company’s operating hours in its branches and the limited availability of key Company personnel and professional advisors who are needed to prepare the Quarterly Report due in part to suggested and mandated social quarantining and work from home orders. As a result, the Company’s books and records have not been easily accessible and communication among internal financial staff and external auditors have been challenging, resulting in delay in preparation and completion of the Company’s Quarterly Report.

In addition, the Company is supplementing the risk factors previously disclosed in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 with the following risk factor, which should be read in conjunction with the other risk factors presented in the Annual Report on Form 10-K:

The COVID-19 pandemic has adversely affected, and we expect it to continue to adversely affect, our business, financial condition, and results of operations.

In March 2020, the outbreak of COVID-19 caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization. Shortly thereafter, the President of the United States declared a National Emergency throughout the United States attributable to such outbreak. The outbreak has become increasingly widespread in the United States, including in the markets in which Colony operates. Colony has taken a number of steps to assess the effects, and mitigate the adverse consequences to its businesses, of the outbreak. Though the magnitude of the impact remains to be seen, Colony’s business will likely be adversely impacted by the outbreak of COVID-19.

Colony’s operations and profitability are impacted by business and economic conditions generally, as well as those in the primary banking markets in which it operates. The COVID-19 pandemic has resulted in historic job losses and decreases in economic activity. While the duration and full extent of job losses and magnitude of economic dislocation are not yet known, it is clear that they may impact the ability of individuals and businesses to make payments, adversely affect the value of underlying collateral and the ability of guarantors to make payments in the case of default, which may decrease demand for Colony’s products and services and otherwise adversely impact Colony’s financial condition, results of operations and business. While the United States and various state and local governments have implemented various programs designed to aid individuals and businesses, the impact of, and extent to which, these efforts will be successful cannot be determined at this time.

Specifically, many of Colony’s customers and counterparties have been and may continue to be adversely impacted by the COVID-19 pandemic and resulting economic downturn. As a result, Colony has faced and may continue to face a decrease in demand for certain products, reduced access to its branches by its customers, and disruptions in the operations of its vendors. The pandemic could also result in recognition of additional credit losses in Colony’s loan portfolios and increase its allowance for credit losses as both businesses and consumers are negatively impacted by the economic downturn. In addition, in future periods Colony will be required to evaluate the impact of COVID-19 on the carrying value of certain of its assets, including goodwill, and to conduct impairments tests on those assets, which may result in impairment charges on these assets in future periods that could be material.

Any of these occurrences could have a material adverse effect on Colony’s financial condition, results of operations and business The extent to which the pandemic impacts Colony’s results will depend on future developments, which are highly uncertain and cannot be predicted, including the duration of the pandemic, government and regulatory responses to the pandemic, new information which may emerge concerning its severity and the actions necessary to contain it or address its impact, among others. Finally, the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 could be heightened as a result of the impact of the COVID-19 or any other public health crisis.  New risks could also emerge.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: May 8, 2020	By:	/s/ Tracie Youngblood
Tracie Youngblood
Executive Vice President and Chief Financial Officer